Exhibit 99.1

Sono-Tek Corp. Upgrades To OTCQX U.S. Premier

(June 3, 2015 - Milton, NY) Sono-Tek Corporation (OTCQX: SOTK), a world leader in ultrasonic spray system technology, announced that it will begin trading today on the Premier tier of the OTCQX® Marketplace.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company at: www.otcmarkets.com/stock/SOTK/quote.

Commenting on the Company’s move, Stephen J. Bagley, Chief Financial Officer stated, “We are extremely happy to upgrade to OTCQX U.S. Premier, where our company stock will now be traded. The move to OTCQX is further evidence that Sono-Tek’s sales growth and profitable results are paying off due to the qualification requirements that must be met to trade on OTCQX. In addition, our shareholders and potential shareholders should find it easier to trade and hold our stock through the institutional, retail and online broker of their choice.

The move to OTCQX could not have come at a better time. The company recently announced its goal of growing revenues to $20,000,000 by 2020, based on the creation of a New Product Development Team to augment its current market and product development staffing. It is also seeing the potential for its food industry segment to grow at a faster pace as the industry becomes more sensitive to the consequences of food borne illnesses,” continued Bagley.

“Sono-Tek has been revolutionizing the field of ultrasonic spray systems for 40 years, developing new, environmentally-friendly applications for use in everything from drug eluting cardiac stents and medical devices to printed circuit boards to fuel cells, solar cells, architectural and automotive glass,” said R. Cromwell Coulson, President and CEO of OTC Markets Group. “We are thrilled to welcome Sono-Tek to our family of investor-focused OTCQX companies and look forward to supporting the company in its continued growth.”

Burns, Figa & Will, P.C. serves as Sono-Tek’s Designated Advisor for Disclosure (“DAD”) on OTCQX, responsible for providing professional guidance on OTCQX requirements and U.S. securities laws.

Sono-Tek is a world leader in ultrasonic atomizing nozzle systems for applying precise, thin film coatings. Major industries utilizing the company’s ultrasonic nozzle systems include electronics - printed circuit board fluxing, medical nanocoatings such as implantable device coatings onto stents, catheters, balloons and pacemakers, fuel cell PEMs, thin film solar cells, phosphoric doping, anti-reflection coatings, CIGs, float glass coatings, pan release coatings for commercial baking, spray drying, carbon nanotube suspensions, and any other spray application requiring uniform deposition with minimal overspray.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

About Sono-Tek Corporation

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations: general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; our ability to continue to meet the listing standards of the OTCQX; continued growth opportunities in the food, glass and fuel cell markets; the continued effectiveness of our growth model; our ability to meet long term revenue projections; timely development and market acceptance of new products in existing and new markets; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Source: Sono-Tek Corp.